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                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

         AGREEMENT dated as of this 26th day of June, 2000, by and between ORIENTAL BANK AND TRUST, a banking institution organized and existing under the laws of the Commonwealth of Puerto Rico, (hereinafter referred to as "Seller") and BANCO POPULAR DE PUERTO RICO, a banking institution organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter referred to as "Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller is engaged in the business of making and/or purchasing personal loans secured and unsecured; and

         WHEREAS, Seller desires to sell a portfolio of unsecured personal loans generated or acquired by it to Purchaser and Purchaser is willing to purchase substantially all of Seller's portfolio of unsecured personal loans;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties agree as follows:

         SECTION 1. DEFINITIONS: Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings, and additional capitalized terms shall have the meanings assigned elsewhere in this Agreement:

                  1.1      AGREEMENT shall mean this Purchase Agreement.

                  1.2      CLOSING DATE shall mean June 30, 2000.

                  1.3 CREDIT FILE shall mean the reports, documents and instruments kept by the Seller on file for each Eligible Receivable.


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                  1.4      DOCUMENTS shall mean the originals of the following:
(i) the credit application of the Obligors of the Eligible Receivables; (ii) the promissory notes or instruments evidencing the Eligible Receivables, and (iii) the certificates of credit life insurance and credit disability insurance issued with respect to any Obligors of the Eligible Receivables (or to the extent such insurance certificates are not existent any other records or documents acceptable to Purchaser that evidence such credit life insurance and credit disability insurance).

                  1.5 FINAL NET ELIGIBLE RECEIVABLES AMOUNT shall mean the Net Eligible Receivables Amount computed as of the Closing Date.

                  1.6 ELIGIBLE RECEIVABLES shall mean all unsecured personal loans ("Loans") of the Seller, except for the following items:

                           (a)      Loans delinquent 90 or more days;

                           (b)      Loans on which any of the Obligors are
disputing the balance owed or payments posted, or Loans which should have been paid in full, but remain in Seller's system due to posting errors;

                           (c)      Loans on which Seller is aware that any
Obligor is subject to bankruptcy proceedings;

                           (d)      Loans subject to an existing legal
proceeding in the courts;

                           (e)      Loans on which a credit life insurance claim
is in process;

                           (f)      Loans on which a credit disability insurance
claim is in process and with respect to which any one of the following requirements has not been met: (i) all parties


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required to complete the credit disability insurance claim forms have completed such forms; (ii) the credit disability insurance claim forms have been filed with the insurance company; and (iii) the insurance company is not disputing the credit disability insurance claim; and

                           (g)      Loans on which any employee of Seller or any
affiliate thereof is an Obligor (other than those listed in Schedule 1.6(g) hereto).

                  1.7 NET ELIGIBLE RECEIVABLES AMOUNT shall mean the sum of the following amounts:

                                    (i)      the total principal outstanding
         balance under the Eligible Receivables;

                                    (ii)     the total amount of accrued
         interest receivable under the Eligible Receivables; and

                                    (iii)    the total amount of late charges
         legally owed by the Obligors under the Eligible Receivables.

                  1.8 OBLIGOR shall mean borrower, co-borrower, or co-signor of an Eligible Receivable.

                  1.9 PRELIMINARY NET ELIGIBLE RECEIVABLE AMOUNT shall mean Net Eligible Receivables Amount computed as of seven (7) days prior to the Closing Date.

                  1.10 PURCHASE PRICE shall mean the total price to be paid by Purchaser for the purchase of the Eligible Receivables, as described in
Section 2 hereof.


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                  1.11     FINAL CLOSING AND SETTLEMENT DATE shall mean a date
which is a Friday and which complies with both of the following requirements:
(i) no earlier than seven (7) days following the Closing Date, and (ii) no later than the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the final consummation of the purchase and sale specified in Section 3.3 of this Agreement.

                  1.12 ESCROW RATE shall be the rate determined by the escrow agent (or the party paying such interest) based on the offered quotation for the rate of interest on three-month deposits of United States dollars in the London interbank market, as published by Telerate Systems, Inc. (currently on page 3750 of the financial information reporting services published electronically by Telerate Systems, Inc.) at approximately 11:00 a.m. (London
Time) on the date of the initial deposit of funds in an escrow account (or the date when the obligation to pay interest commences hereunder), plus 2%.

         SECTION 2. SALE AND PURCHASE OF ELIGIBLE RECEIVABLES; TERMINATION.

                  2.1 SALE AND PURCHASE OF ELIGIBLE RECEIVABLES. Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, all of the Eligible Receivables free and clear of all liens and encumbrances. Seller will not guarantee the collectibility of the Eligible Receivables, and, with the exception of any amounts that could become payable by Seller to Purchaser pursuant to the indemnification provisions included in
Section 7 hereto, the sale, conveyance, assignment and delivery to Purchaser of the Eligible Receivables shall be without recourse to Seller.

                  2.2 PURCHASE PRICE. The Purchase Price shall be calculated according to the formula set forth in Exhibit A hereto, which shall be 100.75% of the Final Net Eligible Receivables Amount.
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                  2.3      PAYMENT OF THE PURCHASE PRICE.

                           (a)      The Purchase Price shall be paid in two
installments. The first installment of the Purchase Price shall be paid on the Closing Date and shall be equal to the Preliminary Net Eligible Receivables Amount multiplied by 1.0075, less the amount of ONE MILLION DOLLARS ($1,000,000) which shall be retained by Purchaser (the "Retained Amount").

                           (b)      The second installment of the Purchase Price
shall be paid on the Final Closing and Settlement Date and shall be equal to the sum of (i) Retained Amount and (ii) the difference between the Preliminary Net Eligible Receivables Amount and the Final Net Eligible Receivables Amount multiplied by 1.0075 (provided that if such difference is negative then the product of such negative number and 1.0075 shall be subtracted from the Retained Amount). Purchaser shall pay Seller together with the second installment interest on such amount for the period from the Closing Date to the Final Closing and Settlement Date at the Escrow Rate, or to the extent that the difference between Preliminary Net Eligible Receivables Amount and the Final Net Eligible Receivables Amount multiplied by 1.0075 is negative and exceeds the Retained Amount, the payment from the Seller to the Purchaser shall be paid with interest at the Escrow Rate.

                  2.4      CLOSING AND SETTLEMENT.

                           (a)      An escrow closing of the sale and purchase
of the Eligible Receivables shall take place on the Closing Date at the Legal Division of Popular, Inc., 209 Munoz Rivera Avenue, 9th Floor, San Juan, Puerto Rico or at such other place, at such other time, or on such other date as the parties may mutually agree upon. The escrow closing shall be conditioned on the fulfillment on or prior to the Closing Date of all of the conditions set forth in Sections 3.1 and 3.2 hereto.


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                           (b)      Purchaser shall deposit the first
installment of the Purchase Price on the Closing Date in an escrow account with Purchaser (the "Purchase Price Escrow Account"). Such moneys shall remain deposited in the Purchase Price Escrow Account until the Final Closing and Settlement Date. The Purchase Price Escrow Account shall accrue interest at the Escrow Rate.

                           (c)      The Eligible Receivables shall be held by
the Seller in escrow until the Final Closing and Settlement Date. All payments received by Seller after the Closing Date from or on behalf of Obligors of the Eligible Receivables to be purchased by Purchaser hereunder shall be deposited by Seller in an escrow account with Seller (the "Loan Payments Escrow Account"). Such moneys shall remain deposited in the Loan Payments Escrow Account until the Final Closing and Settlement Date. The Loan Payments Escrow Account shall accrue interest at the Escrow Rate.

                           (d)      The final closing and settlement of the
purchase and sale of the Eligible Receivables hereunder shall take place on the Final Closing and Settlement Date at the Legal Division of Popular, Inc., 209 Munoz Rivera Avenue, 9th Floor, San Juan, Puerto Rico or at such other place, at such other time, or on such other date as the parties may mutually agree upon. The final closing and settlement shall be conditioned only on the fulfillment of all of the conditions set forth in Sections 3.3 hereto. On the Final Closing and Settlement Date the parties will settle any difference between the preliminary purchase price amount to be deposited in the Purchase Price Escrow Account on the Closing Date and the final purchase price amount determined as of the Closing Date, when the final figures to determine the Final Net Eligible Receivables Amount are available.

                           (e)      Title and beneficial ownership to the
Eligible Receivables will be transferred from the Seller to the Purchaser on the Final Closing and Settlement Date effective as of the Closing Date once the following payments or transfers have been made: (i) the amounts


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deposited in the Purchase Price Escrow Account are transferred to Seller; (ii)
the amounts deposited in the Loan Payments Escrow Account are transferred to Purchaser, and (iii) Purchaser shall pay to Seller the second installment of the Purchase Price.

                           (f)      From the Closing Date to the Final Closing
and Settlement Date, Seller shall be obligated to receive and deposit in the Loan Payments Escrow Account all payments and make all collections from or on behalf of Obligors of the Eligible Receivables and pursuant to such collection it shall execute and perform the following: (i) establish and maintain a complete, accurate and separate account of each Eligible Receivable; (ii) collect all amounts due with respect to each Eligible Receivable, as each payment becomes due; (iii) apply all sums collected by it with respect to each Eligible Receivable to the account of such Eligible Receivable and allocate such sums to the principal, interest, late charges and other amounts due under such Eligible Receivable; and (iv) provide any reports relating to such collection and servicing efforts that Purchaser may reasonably request. Seller shall conduct these collection and servicing efforts with due care and in accordance with the same policies, procedures and processing priorities that are presently followed by Seller with respect to the Eligible Receivables, and in accordance with all applicable laws, rules and regulations.

                  2.5 TERMINATION OF AGREEMENT. This Agreement may, by giving prior notice, be terminated:

                           (a)      (i) on or before the Closing Date, by
Purchaser if any of the conditions in Section 3.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) on or before the Closing Date by Seller, if any of the conditions in Section 3.2 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this


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Agreement) and the Seller has not waived such condition on or before the Closing
Date; (iii) on or before the Final Closing and Settlement Date, by either Purchaser or Seller if any of the conditions in Section 3.3 has not been satisfied as of the Final Closing and Settlement Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the party terminating the Agreement to comply with its obligations under this Agreement);

                           (b)      by mutual consent of Purchaser and Seller;
                                    or

                           (c)      by either Purchaser or Seller if the Final
Closing and Settlement Date has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 2000, or such later date as Purchaser and Seller may agree upon.

                  2.6 EFFECT OF TERMINATION. Each party's right of termination under Section 2.5 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 2.5, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 7 will survive. If the termination takes place after the Closing Date, then the obligations of the parties hereunder shall terminate after the following payments and transfers have been made: (i) the amounts deposited in the Purchase Price Escrow Account are transferred to Purchaser; (ii) the amounts deposited in the Loan Payments Escrow Account are transferred to Seller, and (iii) the escrow maintained by Seller of the Eligible Receivables shall terminate.


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         SECTION  3. CONDITIONS OF PURCHASE.

                  3.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to purchase the Eligible Receivables hereunder shall be subject to the fulfillment of the following conditions on or prior to the Closing Date:

                           (a)      The representations and warranties of Seller
contained in Section 4.1 hereof shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                           (b)      Seller shall have performed all obligations
and covenants required to be observed and performed by Seller hereunder on or prior to the Closing Date.

                           (c)      Seller must have delivered to Purchaser a
certificate executed by Seller representing and warranting to Purchaser that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and stating that all obligations and covenants required to be performed by Seller hereunder on or prior to the Closing Date have been performed.

                           (d)      Seller shall deliver to Purchaser a
certificate of resolution approved by its Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby without any further approvals being required.

                  3.2 CONDITION PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to sell the Eligible Receivables hereunder shall be subject to the fulfillment of the following conditions on or prior to the Closing Date:


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                           (a)      The representations and warranties of
Purchaser contained in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                           (b)      Purchaser shall have performed all
obligations and covenants required to be observed and performed by Purchaser hereunder on or prior to the Closing Date.

                           (c)      Purchaser must have delivered to Seller a
certificate executed by Purchaser representing and warranting to Seller that each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and stating that all obligations and covenants required to be performed by Purchaser hereunder on or prior to the Closing Date have been performed.

                           (d)      Purchaser shall deliver to Seller a
certificate of resolution approved by its Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby without any further approvals being required.

                  3.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PURCHASER. The obligations of Seller and Purchaser set forth herein shall be subject to the fulfillment of the following conditions prior to the Final Closing and Settlement Date:

                           (a)      The regulatory approvals referred to in
Section 5.8, if any, shall have been secured and shall not have been withdrawn.

                           (b)      The waiting period referred to in Section
5.8 shall have expired or been terminated.


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         SECTION  4. REPRESENTATIONS AND WARRANTIES.

                  4.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties to Purchaser. Purchaser's knowledge of any breach of the representations or warranties contained herein shall not void any of the representations or warranties or Seller's obligation to indemnify Purchaser for any such breach as provided in Section 7 hereto; provided, however, that Purchaser shall inform Seller if Purchaser becomes aware prior to the Closing Date of any breach by Seller of the representations and warranties contained herein:

                           (a)      Seller is a banking institution, duly
organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and has the power to own its assets and to transact the business in which it is presently engaged.

                           (b)      Seller has all requisite corporate power and
authority to carry on its business as it is now presently conducted, to enter into this Agreement and perform the transactions contemplated hereunder. Seller's board of directors has authorized the execution of this Agreement, and the sale, conveyance, assignment, transfer and delivery to Purchaser of the Eligible Receivables, and no approval of Seller's shareholders is required.

                           (c)      Except as set forth in Section 5.8 hereof
with respect to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, no consent of any other party and no consent, license, approval or authorization of, or registration, or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the sale of the Eligible Receivables.


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                           (d)      The execution, delivery and performance of
this Agreement and the sale of the Eligible Receivables will not violate any provision of any existing law or regulation or any order or decree of any court or the Articles of Incorporation or the By-laws of Seller or of any mortgage, indenture, contract or other agreement to which Seller is party or by which Seller and any of its property or assets may be bound.

                           (e)      No litigation or administrative proceeding
of or before any court, tribunal, or governmental body is presently pending, or, to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement, which, if adversely determined, would, in the opinion of Seller have the effect of enjoining or preventing consummation of the transactions contemplated by this Agreement.

                           (f)      Seller will not incur any liability for any
broker's or finder's fees or commissions or similar charges in connection with the transactions contemplated by this Agreement.

                           (g)      Each Eligible Receivable complies with the
requirements set forth in Section 1.6.

                           (h)      Seller is the sole owner of the Eligible
Receivables free and clear of any and all liens or encumbrances and the Eligible Receivables are not subject to any claims by third parties. None of the Eligible Receivables are presently serviced by third parties.

                           (i)      The notes and other evidences of
indebtedness for Eligible Receivables are correct in original amount, and such notes and other evidences of indebtedness were given for valid consideration and constitute legally binding and enforceable obligations of the Obligors thereof (except as enforceability may be limited by bankruptcy, insolvency and other laws relating to creditors' rights generally or by general equitable principles) for the full amounts


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shown on the books and records of Seller. To the best knowledge of Seller, the notes and other evidences of indebtedness for Eligible Receivables are genuine as to signatures of the Obligor(s).

                           (j)      The balances, interest and other charges
represented to be due and owing from the Obligors on the Eligible Receivables are correct, and reflect all payments made to Seller on such Eligible Receivables by the respective Obligors or their representatives. Except as set forth in a Schedule to be provided by Seller to Purchaser at least one (1) day prior to the Closing Date, the terms of the Eligible Receivables are consistent in all material respects with the terms set forth in the promissory note and the loan disclosure documents for each such Eligible Receivable and there has been no material modification to, release, or waiver of such terms. During the period from the Closing Date to the Final Closing Date and Settlement Date, Purchaser shall have the opportunity to review the Credit Files of the Loans listed in the Schedule and exclude from the Eligible Receivables to be purchased hereunder such Loans it does not wish to acquire.

                           (k)      Each of the Eligible Receivables complied at
the time it was made, and each Eligible Receivable will comply at the Closing Date, with the requirements of all applicable federal, state or local laws, rules and regulations, including, without limitation, usury, truth-in-lending, consumer credit protection, equal credit opportunity, debt collection, credit billing or disclosure laws and regulations.

                           (l)      Seller has conducted its business with
respect to the Eligible Receivables, including but not limited to the origination, collection and administration of the Eligible Receivables, in accordance with all applicable laws, rules and regulations. The delinquency of the Eligible Receivables is accurately stated in the servicing system of Seller, based on standard contractual delinquency parameters.


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                           (m)      Seller is in compliance with all the
promises, covenants and undertakings assumed by it under each Eligible
Receivable.

                           (n)      Seller is not aware of any claims or
defenses to the enforcement of any Eligible Receivable have been asserted by the Obligors or acts or omissions that would give rise to any claim or right of rescission, setoff, counterclaim or defense by Obligors to perform under any related Eligible Receivables documents.

                           (o)      The information to be set forth in the
Closing Schedule (as defined herein) and the Settlement Schedule (as defined herein) will be true and accurate as of the dates reflected in such schedules.

                  4.2 PURCHASER'S REPRESENTATION AND WARRANTIES. Purchaser hereby makes the following representations and warranties to Seller. Seller's knowledge of any breach of the representations or warranties contained herein shall not void any of the representations or warranties or Purchaser's obligation to indemnify Seller for any such breach as provided in Section 7 hereto provided, however, that Seller shall inform Purchaser if Seller becomes aware prior to the Closing Date of any breach by Purchaser of the representations and warranties contained herein:

                           (a)      Purchaser is a banking institution, duly
organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and has the power to own its assets and to transact the business in which it is presently engaged.

                           (b)      Purchaser has all requisite corporate power
and authority to carry on its business as it is now presently conducted, to enter into this Agreement and perform the transactions contemplated hereunder. Seller's board of directors has authorized the execution of


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this Agreement and the purchase of the Eligible Receivables from the Seller, and no approval of Purchaser's shareholders is required.

                           (c)      Except as otherwise set forth in Section 5.8
hereof with respect to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, no consent of any other party and no consent, license, approval or authorization of, or registration, or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement on the purchase of the Eligible Receivables.

                           (d)      The execution, delivery and performance of
this Agreement and the purchase of the Eligible Receivables will not violate any provision of any existing law or regulation or any order or decree of any court or the Articles of Incorporation or the By-laws of Purchaser or of any mortgage, indenture, contract or other agreement to which Purchaser is a party or by which Purchaser and any of its property may be bound.

                           (e)      No litigation or administrative proceeding
of or before any court, tribunal, or governmental body is presently pending, or, to the knowledge of Purchaser, threatened against Purchaser or any of its properties or with respect to this Agreement, which, if adversely determined, would in the opinion of Purchaser have the effect of enjoining or preventing consummation of the transactions contemplated by this Agreement.

                           (f)      Purchaser will not incur in any liability
for any broker's or finder's fees or commissions or similar charges in connection with the transactions contemplated by this Agreement.


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         SECTION  5. COVENANTS

                  5.1 DELIVERY OF CLOSING SCHEDULE AND SETTLEMENT SCHEDULE. Seller shall deliver to Purchaser on the Closing Date a schedule (the "Closing Schedule") showing the following information for each of the Eligible Receivables to be purchased hereunder: (i) the name of the Obligor(s) and the loan number assigned to such Eligible Receivable by Seller; (ii) the principal outstanding balance of the Eligible Receivable as of seven (7) days immediately prior to the Closing Date; (iii) the interest rate and remaining term on the Eligible Receivable; (iv) the total accrued interest receivable of the Eligible Receivable as of seven (7) days immediately prior to the Closing Date; (v) the total amount of late charges owed by the Obligor(s) under the Eligible Receivable as of seven (7) days immediately prior to the Closing Date; and (vi) the days past due of the Eligible Receivable as of seven (7) days immediately prior to the Closing Date. Seller shall also deliver to Purchaser on the Final Closing and Settlement Date a schedule (the "Settlement Schedule") showing the following information for each of the Eligible Receivables to be purchased hereunder: (i) the name of the Obligor(s) and the loan number assigned to such Eligible Receivable by Seller; (ii) the principal outstanding balance of the Eligible Receivable as of the Closing Date; (iii) the interest rate and remaining term on the Eligible Receivable; (iv) the total accrued interest receivable of the Eligible Receivable as of the Closing Date; and (v) the total amount of late charges owed by the Obligor(s) under the Eligible Receivable as of the Closing Date; and (vi) days past due of the Eligible Receivable as of the Closing Date.

                  5.2 NOTICES TO OBLIGORS. No later than five (5) days after the Final Closing and Settlement Date, Seller and Purchaser shall jointly send notices to the Obligors, in a form mutually approved by the parties, informing the Obligors, among other things, of this transaction (and the fact that this transaction does not affect the terms and conditions of their Loans) and instructing them to forward future payments on the Eligible Receivables to Purchaser. The costs and expenses related to the preparation and mailing of such joint notices shall be shared equally by the parties.


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                  5.3      INSURANCE. Some of the Obligors under the Eligible
Receivables purchased credit life or credit life and credit disability insurance when their Loans were made. Whenever a refund of a portion of the credit insurance premium is due to an Obligor on any of the insured Eligible Receivables, the insurance company named on the credit insurance policy is responsible to pay a portion of the pre-payment insurance refund, and Seller is responsible for the difference (based on its contract with each insurance company). Subject to the assignment described in Section 6 below, the insurance companies will pay their portions of prepayment cancellation refunds directly to Purchaser. After the close of each calendar month, Purchaser will provide information to each insurance company and Seller regarding prepayment refunds made by Purchaser to Obligors under the Eligible Receivables, and will bill Seller for Seller's portion of said refunds on a monthly basis. Seller shall pay Purchaser on a quarterly basis, within twenty (20) business days of the end of each calendar quarter, the amounts billed by Purchaser during the three months of such quarter together with interest on the average daily balance of such amount during the quarter at the Escrow Rate.

                  5.4 PAYMENTS AFTER THE FINAL CLOSING AND SETTLEMENT DATE. All payments received by Seller from Obligors of Eligible Receivables purchased by Purchaser hereunder after the Final Closing and Settlement Date, including, but not limited to mail, ACH or Seller's branches, or any other electronic or digital method, will be kept by Seller only as a trustee. In order to assure prompt credit to Obligors' Eligible Receivables, no later than the business day following the date of receipt by Seller, Seller will provide information to Purchaser regarding the payments received by Seller from Obligors of Eligible Receivables and remit such payments to Purchaser. If any such payment is received by Seller after a period of ninety (90) days from the Final Closing and Settlement Date, Purchaser shall pay Seller a service fee equal to 2% of the amount of the payments received by Seller and forwarded to Purchaser after such ninety (90) day period.

                  5.5 JOINT REVIEW AND DELIVERY OF CREDIT FILES AND DOCUMENTS. During a period of thirty (30) days following the Closing Date, representatives of Purchaser and Seller shall jointly review all of the Credit Files to ascertain that the Documents are included therein. At the end of such thirty-day review period, the parties agree that: (i) Seller shall deliver to Purchaser the Credit Files; (ii) Purchaser shall deliver to Seller a list of the missing Documents in the Credit Files; and (iii) Seller shall deliver to Purchaser the missing Documents within thirty (30) days after receiving the list from Purchaser. Seller shall not be responsible for any missing Document not requested Purchaser on the list prepared by Purchaser hereunder, or for any loss or liability resulting from the non-existence or disappearance of any Document not included in the list.

                  5.6 FURTHER ASSURANCES. Upon request by Purchaser after the Final Closing and Settlement Date, Seller shall do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to vest in Purchaser full title, ownership and control of and over the Eligible Receivables. Purchaser shall be responsible for all of the costs and expenses related to the foregoing.

                  5.7 COMPLIANCE WITH LAWS. Purchaser will conduct its business with respect to the Eligible Receivables purchased hereunder, including but not limited to, the collection and administration of the Eligible Receivables in accordance with administration of the Eligible Receivables, in accordance with all applicable laws, rules and regulations.

                  5.8 REGULATORY APPROVALS. Purchaser and Seller shall use their best efforts to secure all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the filing of notices required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of the applicable waiting period thereunder. Purchaser and Seller agree to cooperate fully in obtaining any such approvals and in completing any such notices or applications as shall be necessary in connection with the transactions contemplated by this Agreement. Purchaser shall be responsible for the fee payable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  5.9 BEST EFFORTS. Between the date of this Agreement and the Final Closing and Settlement Date, Purchaser and Seller will use their best efforts to cause all of the conditions set forth in Section 3 hereto to be satisfied.

                  5.10 DELIVERY OF DOCUMENTS. Between the date of this Agreement and the Final Closing and Settlement Date, Purchaser and Seller agree to deliver to each other any additional documents that the other party may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in Section 3 hereto, or (ii) otherwise facilitating the consummation or performance of any of the transactions contemplated hereunder.

                  5.11 NON-SOLICITATION. For a period of twelve (12) months after the Closing Date, Seller will not directly solicit and offer an unsecured personal loan to any Obligor on any Eligible Receivable being sold by Seller to Purchaser hereunder. In the event that Seller breaches the aforementioned non-solicitation provision and pays off an Eligible Receivable by entering into an unsecured personal loan with an Obligor, Seller will pay to Purchaser a premium of 0.0250 on the then principal balance plus accrued interest and late charges of such Eligible Receivable. During the aforementioned 12-month period Seller shall be permitted to make an unsecured personal loan which pays off an Eligible Receivable only if an Obligor on an unsolicited basis requests such a loan product from Seller. In the event that Seller pays off an Eligible Receivable by entering into an unsecured personal loan with an Obligor, Seller will pay to Purchaser a premium of 0.0075 on the then principal balance plus accrued interest and late charges of such Eligible Receivable. This provision shall cease to be in effect if there is a change in control of the Seller or the Seller's holding company. For purposes of this provision, the term

"control" shall be defined as such Term is defined in the Change in Bank Control Act, as amended, and the regulations promulgated thereunder.

         SECTION 6. ASSIGNMENT. Seller shall assign to Purchaser all of its rights as a beneficiary under any credit life insurance policy or credit disability insurance policy purchased by an Obligor of Eligible Receivables. Seller shall deliver to Purchaser all evidence of such insurance and the assignment forms duly executed by Seller on the Closing Date. Seller shall execute and deliver any notice required to be given by the parties hereto to the insurance companies regarding such assignment.

         SECTION  7. INDEMNIFICATION.

                           (a)      Seller shall indemnify Purchaser and hold
Purchaser harmless from and against any and all losses, costs and expenses (including reasonable attorneys' fees) which Purchaser may suffer, incur or sustain arising out of or attributable to the following: (i) any misrepresentation or any breach of any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement, (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller prior to the Closing Date or resulting from any transaction or event occurring prior to the Closing Date, relating in any such case to the Eligible Receivables, (iv) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller during the period from the Closing Date to the Final Closing and Settlement Date, relating in any such case to its collection and servicing efforts under Section 2.4(f), or (v) the inability of Purchaser to collect on any Eligible Receivable because of any of the following: (1) a missing Document identified in the list to be provided by Purchaser to Seller pursuant to Section 5.5 hereto; (2) the primary Obligor for such Eligible Receivable was living outside the United States (provided that this indemnity shall be limited to the Eligible Receivables listed in Schedule

7.1(a)(v) hereto); or (3) an Obligor of such Eligible Receivable was subject to a bankruptcy proceeding prior to the Closing Date without Seller being aware of such bankruptcy filing (collectively the "Purchaser's Claims").

                           (b)      Purchaser shall indemnify Seller and hold
Seller harmless from and against any and all losses, costs and expenses (including reasonable attorneys' fees) which Seller may suffer, incur or sustain arising out of or attributable to the following: (i) any misrepresentation or any breach of any representation or warranty made by Purchaser pursuant to this Agreement, (ii) any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement, or (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser after the Final Closing and Settlement Date or resulting from any transaction or event occurring after the Final Closing and Settlement Date, relating in any such case to the Eligible Receivables (collectively the "Seller's Claims").

                           (c)      In order for Purchaser or Seller to be
entitled to any indemnification provided for under this Agreement, arising out of or involving a Seller's Claim or a Purchaser's Claim, as the case may be, the indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Seller's Claim or the Purchaser's Claim, as the case may be, within thirty (30) days after receipt by the indemnified party of written notice of the Seller's Claim or the Purchaser's Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period following the end of such 30-day period referred to above in which the indemnified party failed to give such notice and the date on which such notice is given). Thereafter, the indemnified party shall deliver to the indemnifying party within twenty (20) business days after receipt thereof, copies of all notices and documents

(including court papers) received relating to the Seller's Claim or the Purchaser's Claim, as the case may be.

                  The indemnifying party will be entitled to participate in the defense of the indemnified party and, if it so chooses to assume the defense thereof (unless the indemnified party is also a party to such Seller's Claim or Purchaser's Claim or the indemnifying party determines in good faith that joint representation would be inappropriate due to a potential conflict of interest) with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party be entitled under the preceding sentence and so elects to assume such defense, the indemnifying party will not be liable to the indemnified party for expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that indemnifying party shall control such defense (except in the circumstances set forth in the parenthetical to the first sentence of this paragraph). The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period following the 30-day period referred to in the first sentence of the preceding paragraph in which the indemnified party shall have failed to give notice of the Seller's Claim or the Purchasers's Claim as provided above). If the indemnifying party chooses to defend or prosecute the Seller's Claim or the Purchaser's Claim, as the case may be, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Seller's Claim and Purchaser's Claim, as the case may be, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Seller's Claim or a Purchaser's Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Seller's Claim or Purchaser's Claim, without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed).

         SECTION 8. NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth below or at such other address as may be hereafter designated in writing by the respective parties hereto:

             If to Seller:
                   Oriental Bank & Trust
                   PO Box 195115
                   San Juan, PR 00919-5115

                   Attn.: Mr. Jose Enrique Fernandez
                          President-CEO

                   with copy to:

                   McConnell Valdes
                   P.O. Box 364225
                   San Juan, Puerto Rico 00936-4225

                   Attn.: Carlos O. Souffront

             If to Purchaser:

                   Banco Popular de Puerto Rico
                   PO Box 362708
                   San Juan, PR 00936-2708

                   Attn.: Mr. Larry Kesler
                          Executive Vice President

                   with copy to:

                   Banco Popular de Puerto Rico
                   Legal Division
                   P.O. Box 362708
                   San Juan, Puerto Rico 00936-2708

                   Attn: Ramon D. Lloveras, Esq.


                  Any such notice, request or demand hereunder shall be effective when delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         SECTION 9. NO WAIVER; CUMULATIVE REMEDIES; AMENDMENTS. No failure to exercise and no delay in exercising on the part of Purchaser or Seller, of any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No modification or waiver of any provision of this Agreement, nor consent to any departure by Seller or Purchaser from the provisions hereof or thereof, shall be effective unless the same shall be in writing from Purchaser or Seller, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No notice to Seller or Purchaser, as the case may be, shall entitle the party receiving such notice to any other further notice in other or similar circumstances unless expressly provided for herein. No course of dealing between Seller and Purchaser shall operate as a waiver of any of the rights of Purchaser under this Agreement.

         SECTION  10. MISCELLANEOUS PROVISIONS.

                  10.1 PROTECTION OF CONFIDENTIAL INFORMATION. Seller and Purchaser will keep confidential and will not, without the other party's written consent, divulge to any person or entity the terms and conditions of this Agreement, except to the extent that in the opinion of counsel of either party it is required to do so by any applicable law or regulation. In the event Seller or Purchaser, as the case may be, is, in the opinion of its counsel, required to disclose any of the information related to the transaction contemplated herein, said party may make such disclosure after giving notice of the terms thereof to the other party.

                  10.2 ENTIRE AGREEMENT. When properly executed and delivered, this Agreement and its Exhibits, each of which is incorporated herein, embodies all of the representations, warranties and agreements of the parties with respect to its subject matter, and no representations, warranties, covenants, undertakings or agreements in relation thereto exist between the parties except as herein expressly set forth. This Agreement supersedes all prior agreements between the parties with respect to the subject matter.

                  10.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                  10.4 SEVERABILITY. The parties hereby agree that it is not the intention of any party to violate any public policy or statutory or common law by execution of this Agreement or consummation of the transactions contemplated by this Agreement and that if any provision in this Agreement is held to be invalid, illegal or unenforceable to any extent or in any application, then the remainder of this Agreement, including such provision except to such extent or application, shall not be affected thereby and shall remain binding and enforceable to the extent lawfully permitted under applicable laws.

                  10.5 AMENDMENTS. This Agreement may be amended or terminated only in writing executed by both parties hereto.

                  10.6 SURVIVAL. All warranties, representations, covenants and agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date, notwithstanding any investigation or inspection previously or hereafter made by or on behalf of Purchaser or Seller, as the case may be.

                  10.7 INTERPRETATION AND CONSTRUCTION. The captions in this Agreement are for convenience only and shall not be considered part of this Agreement. This Agreement has been made in the Commonwealth of Puerto Rico and shall be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Puerto Rico.

                  10.8 EXPENSES. Except as may be otherwise provided herein, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

                  10.9 NO OBLIGATIONS AS TO EMPLOYEES. It is the intention of parties hereto to purchase and sell the Eligible Receivables pursuant to the terms and conditions stated herein. Therefore, under no circumstances anything herein shall be construed as imposing upon Purchaser any obligation or liability to Seller's employees or in connection with Seller's other assets, or imposing upon Seller any obligation or liability to Purchaser's employees or in connection with Purchaser's other assets.

                  IN WITNESS WHEREOF, each party has caused this Agreement to be signed and executed by its proper officers thereunto duly authorized as of the date and year first above written.

ORIENTAL BANK AND TRUST                     BANCO POPULAR DE PUERTO RICO


By:                                         By:
    --------------------------------              ------------------------------
Name: Eli Diaz                              Name: Larry Kesler
Title: Executive Vice President             Title: Executive Vice President

                                                                       EXHIBIT A

                      PURCHASE PRICE CALCULATION WORKSHEET

The Purchase Price calculation is broken down as follows:

      (A) Total principal outstanding balance of the loans
            PLUS

      (B) Total accrued interest receivable of the loans           +

            PLUS

      (C) Total late charges of the loans                          +

      (D) NET ELIGIBLE RECEIVABLES                                 =

         MULTIPLIED
             BY

      (E)                                                    1.0075*
                                                                         1.0075

            EQUAL

      (F) Purchase Price (D) x (E)                                 =